CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Post-Effective Amendment No. 5 to the Registration Statement of The Kenwood Funds on Form N-1A of our report dated May 17, 1999, on our audit of financial statements and financial highlights of The Kenwood Growth & Income Fund, which report is included in the Annual Report to Shareholders for the year ended April 30, 1999, which is incorporated by reference in the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights of the Fund" in the Prospectus and "Auditors" in the Statement of Additional Information.

                                        /s/PricewaterhouseCoopers LLP
                                        -----------------------------
                                        PRICEWATERHOUSECOOPERS LLP


Milwaukee, Wisconsin
September 1, 1999